EXHIBIT 10.1

AMENDMENT TO AMENDED

AND

RESTATED CREDIT AGREEMENT

(THIRD)

This AMENDMENT (“Amendment”) dated as of April 25, 2006 is by and between WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as an individual Lender and as Lead Arranger and Administrative Agent (“Wachovia”), BANK OF AMERICA, N.A (formerly known as Fleet National Bank), as an individual Lender and as Documentation Agent, (“BOA”), BROWN BROTHERS HARRIMAN & CO., formerly as an individual Lender (“Brown Brothers”, and Wachovia and BOA in their capacity as individual Lenders are hereinafter, collectively the “Lenders”, Wachovia in its capacity as the Lead Arranger and Administrative Agent is hereinafter the “Agent”, and BOA in its capacity as the Documentation Agent is hereinafter the “Documentation Agent”)) and HOOPER HOLMES, INC., a New York corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower, Lenders, Agent and the Documentation Agent are parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 29, 1999 (said agreement, as amended by a certain Amendatory Letter Agreement dated as of July 10, 2000, as further amendment by a certain Amendment thereto dated as of May 15, 2001, as further amended by an Amendatory Letter dated October 16, 2002, as further amended by a certain Amendment thereto dated as October 30, 2003, as further modified by a certain Notice of Default, Reservation of Rights, Amendatory Letter and Security Agreement dated April 6, 2006 (the “April 2006 Letter Agreement”) and as further amended and modified from time to time, the “Credit Agreement”) and certain other Credit Documents executed and delivered in connection therewith; and

WHEREAS, the Lenders and the Borrower have agreed to restructure the Revolving Credit Facility and certain of the financial and other covenants set forth in the Credit Agreement, and in connection with said restructuring Brown Brothers will be exiting the Facilities provided under the Credit Agreement, in each case subject to the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

1. Defined Terms; Effect of Amendment.

(a) Unless otherwise modified hereby, all capitalized terms used herein which are defined in the Credit Agreement, and not otherwise defined herein, are used herein as defined in the Credit Agreement. All capitalized terms used herein which are defined in the Credit Agreement and modified herein shall have the meaning assigned to such terms in the Credit Agreement as so modified.

(b) This Amendment is an amendment to the Credit Agreement. Unless the context of this Amendment otherwise requires, the Credit Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Credit Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Credit Agreement to the “Credit Agreement”, “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and all references in the Notes and the other Credit Documents to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.

2. (a) Acknowledgment of Amounts Outstanding. The Borrowers acknowledges and agrees that (i) the outstanding principal balance under the Revolving Loans is $[0.00] and the Letter of Credit Outstandings is $[0.00], in each case, as of April 24, 2006 and (ii) Term Loan has been fully borrowed and repaid and therefore may not be reborrowed. The Borrower further acknowledge and agree that such amounts outstanding, if any, under the Revolving Loans and the reimbursement obligation in respect of the Letter of Credit Outstandings are the valid and binding obligations of the Borrower, enforceable against it in accordance with the terms of the Credit Documents, and that, as of the date hereof, there are not claims, set-offs or defenses to the payment thereof.

(b) Waiver of Claims and Defenses; Release and Reservation of Rights.

(i) The Borrower agrees that, as of the date hereof, it does not have any claim, counterclaim, cause of action or defense of any kind by way of offset or otherwise to the payment and satisfaction in full of the Loans or any reimbursement obligation. The foregoing notwithstanding, to the extent that any such a claim or defense may or does exist, as of the date hereof, the Borrower waives and releases any and all such claims, counterclaims, causes of action and defenses.

(ii) The Borrower further waives and releases and affirmatively agrees not to allege or otherwise pursue, in any manner, any and all defenses, affirmative defenses, counterclaims, claims, causes of action, set-offs or other rights that it may have as of the date hereof to contest: (i) any provision of the Credit Agreement and other Credit Documents; (ii) the rights of the Agent or any of the Lenders to all rents, issues, profits, products and proceeds of the collateral for the Loans or reimbursement obligations; (iii) the liens for the benefit of the Agent and the Lenders in any property (whether real or personal, tangible or intangible), right or other interest, now or hereafter arising in connection with the collateral for the Loans or reimbursement obligations; and (iv) any and all acts or omissions of the Agent or any Lender in administering the amounts outstanding under the Credit Agreements or otherwise. The Borrower fully and forever releases and discharges the Agent and each Lender from any and all claims or liability of any kind or nature with respect to any of the foregoing matters.

(iii) The Agent and the Lenders expressly reserves all of their rights and remedies under the Credit Documents with respect to all issues of non-compliance with the Credit Agreement (other than to the extent waived or consented to pursuant to the Waiver Letter, as defined below), and further reserves their right to respond to such instances of non-compliance in any manner that they may deem necessary or appropriate under those specific circumstances.

3. Amendments to Credit Agreement.

(a) The definition of “Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin shall mean (A) with respect to Prime Rate Loans, plus 25 basis points (0.25%), (B) with respect to LIBOR Loans, plus 150 basis points (1.50%) and (C) as used to determine the commitment fee pursuant to Section 3.02 hereof, plus 25 basis points (.25%). Notwithstanding the foregoing, at all times during which there exists a Default or Event of Default, the Applicable Margin (A) with respect to Prime Rate Loans, and LIBOR Loans, shall be determined by reference to 2.07(a), and (B) as used to determine the commitment fee pursuant to Section 3.02 hereof, shall be plus 50 basis points (.50%).”

(b) The definition of “Maximum Available Revolving Credit Amount” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maximum Available Revolving Credit Amount shall mean Fifteen Million Dollars ($15,000,000), less any reduction to said Maximum Revolving Credit Amount pursuant to Section 2.04 hereof.”

(c) Clause (x) of the definition of “Permitted Investments” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(x) any other form of investment in any Person so long as the consideration paid or exchanged by the Borrower for such investment (whether in cash or the value of payment-in-kind) does not exceed in the aggregate for all such investments on amount equal to $500,000 minus the aggregate outstanding amount advanced to officers by the Borrower pursuant to Section 8.11 hereof.”

(d) The definition of “Revolving Credit Commitments” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Credit Commitment shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name under the heading Revolving Credit Commitment on SCHEDULE A attached hereto and made a part hereof, which is such Lender’s Pro Rata Share of the Maximum Available Revolving Credit Amount that such Lender has agreed to advance hereunder, as the same may be (i) reduced from time to time pursuant to Section 2.04 hereof or (ii) adjusted from time to time as a result of assignments to and from the Lenders pursuant to Section 11.08 hereof.”

(e) The definition of “Revolving Credit Expiration Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Credit Expiration Date shall mean January 2, 2007.”

(f) Section 2.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.02 Revolving Credit Payments and Maturity. The aggregate unpaid principal amount of the Revolving Credit Loans, all accrued but unpaid interest thereon, and any fees payable hereunder, shall mature and be due and payable on the Revolving Credit Expiration Date.”

(g) Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.02 Use of Proceeds; Margin Regulation. The proceeds of the Revolving Credit Loans shall be used only for the following purposes: (i) to finance the Borrower’s accounts receivable and (ii) in connection with the Borrower’s other short-term working capital needs and other corporate purposes. The Letters of Credit shall be used solely to support Permitted L/C Obligations. The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying “margin stock” (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Loan, the issuance of any Letter of Credit, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System”

(h) The reference to “one hundred (100) days” appearing in the first clause of Section 7.03 (i) of the Credit Agreement is hereby amended to be a reference “one hundred and twenty (120) days.”

(i) There shall be added to Section 7.03 of the Credit Agreement a new clause (viii) that shall read as follows:

“(viii) as soon as possible and in any event within 30 days of each calendar month that is not also the end of a fiscal quarter of the Borrower, management prepared Consolidated and consolidating financial statements, including but not limited to, a balance sheet, income statement and cash flow statement prepared in accordance with GAAP, consistently applied and in form and substance satisfactory to the Agent for the month and the period commencing at the end of previous fiscal year and ending with the end of such month, together with a compliance certificate pertaining to the month then ended but otherwise substantially similar to the certificate delivered pursuant to Section 7.04 hereof.”

(j) Clause (f) of Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Liens in favor of any Person (whether or not the seller of such assets) upon property or assets of the Borrower or any of its Subsidiaries incurred solely for the purpose of financing the acquisition of any such assets, provided, no such Lien shall extend to or over any property or asset other than the property being acquired and provided, further that (i) the aggregate principal amount of the Indebtedness at any one time outstanding secured by such Liens shall not exceed $500,00.00 and (ii) the incurrence of any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement; and”

(k) Section 8.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows

“8.03 Sale of Assets; Liquidation; Merger; Acquisitions. Convey, lease, sell, transfer or assign any assets or properties presently owned or hereafter acquired except dispositions of inventory in the ordinary course of business for value received and such other dispositions of assets and properties that are not material to the business or operations of the Borrower or any of its Subsidiaries, if such asset or property is replaced with reasonable promptness or is otherwise obsolete; liquidate or discontinue its normal operations with intent to liquidate; enter into any merger or consolidation; or acquire all or substantially all of the assets, stock or other equity interests of another entity.

(l) Section 8.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.05 Dividends. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of stock of the Borrower.”

(m) Section 8.05A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.05A Special Stock Purchase Provisions. Purchase, redeem or otherwise acquire the value (or permit any Subsidiary to do so) any share of any class of stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding

(n) Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.10 Loans and Advances Generally. Other than loans and advances to officers permitted pursuant to Section 8.11 hereof, loan or make advances, or other forms of extensions of credit, to any Subsidiary or Affiliate of the Borrower, or any other Person (other than as permitted under Section 8.9 hereof) in excess of $500,000 outstanding at any time; provided, however, that the Borrower shall be permitted to make loans, advances and other forms of extensions of credit to any of its Subsidiaries without limit so long as such Subsidiary is also a Guarantor of the Obligations.”

(o) Section 8.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.11 Loans and Advances to Officers. Loan or make advances, or other forms of extensions of credit, to any officer, director or shareholder (a “control person”) of the Borrower (or any control person of any Subsidiary or Affiliate of the Borrower), other than at arm’s length and/or commercially reasonable terms or which in the aggregate for all such loans and advances do not exceed $500,000 outstanding at any time.”

(p) Section 8.14 of the Credit Agreement is deleted in its entirety and replaced with the following new Section 8.14:

“8.14 Minimum Consolidated Pre-Tax Income. Permit its pre-tax income (determined in accordance with GAAP) for the following months to be less than the amounts set forth such month:

April 30, 2006	$600,000
May 31, 2006	$600,000
June 30, 2006	$800,000
July 31, 2006,	$800,000
August 31, 2006 and each month thereafter	$900,000	”

(q) Section 8.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.15 Consolidated Fixed Charge Coverage Ratio. Permit its Consolidated Fixed Charge Coverage Ratio to be less than (i) 0.65 to 1.00 as of the quarter ending March 31, 2006, (ii) 1.20 to 1.00 as of the quarter ending June 30, 2006, and (iii) 1.50 to 1.00 as of the end of each quarter thereafter, measured on an actual year-to-date basis.”

(r) Section 8.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.16 Consolidated Funded Debt to EBITDA Ratio. Permit its Consolidated Funded Debt to EBITDA Ratio to exceed at any time 2.50 to 1.00, measured on a quarterly basis for the relevant Test Period; provided, however, that, anything to the contrary set forth in this Agreement notwithstanding, the EBITDA component of said ratio (the EBITDA Component) for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, shall be calculated as follows: (i) for the fiscal quarter ending March 31, 2006, the EBITDA Component shall be the Borrower’s Consolidated EBITDA for the fiscal quarter ended March 31, 2006, multiplied by four (4), (ii) for the fiscal quarter ending June 30, 2006, the EBITDA Component shall be the sum of the Borrower’s Consolidated EBITDA for the fiscal quarter ended March 31, 2006 plus the Borrower’s Consolidated EBITDA for the fiscal quarter ended June 30, 2006, multiplied by two (2), and (iii) for the fiscal quarter ending September 30, 2006, the EBITDA Component shall be the sum of the Borrower’s Consolidated EBITDA for the fiscal quarter ended March 31, 2006 plus the Borrower’s Consolidated EBITDA for the fiscal quarter ended June 30, 2006 plus the Borrower’s Consolidated EBITDA for the fiscal quarter ended September 30, 2006, multiplied by one and one-third (1.33).”

(s) There shall be added to this Credit Agreement a new SCHEDULE A in the form attached hereto and made a part hereof.

(t) Annex I attached to the Credit Agreement is hereby deleted and replaced with Annex I attached hereto.

4. New Notes, Exit of Brown Brothers. To reflect the reduced Maximum Available Revolving Credit Amounts, the adjusted Revolving Credit Commitment and the exit of Brown Brothers from the Facilities, the Borrower shall issue new Revolving Credit Notes to Wachovia and BOA in substantially the form of EXHIBIT “A-1” and “A-2” respectively and Brown Brothers shall return its Revolving Credit Note to the Borrower for cancellation. For all purposes under the Credit Agreement and the other Credit Documents, all references to the “Revolving Credit Notes” shall mean the Notes issues hereunder. Upon the effectiveness of this Amendment, (i) Brown Brothers hereby acknowledges that it is no longer a “Lender” under the Credit Agreement and therefore shall no longer be entitled to the benefits of a Lender under the Credit Agreement or any other Credit Document and (ii) the Borrower hereby acknowledges and agrees that any commitment to lend or any other obligation of Brown Brothers under any Credit Document is forever terminated and discharged. Brown Brothers further acknowledges that as of the date hereof, there are no Obligations owing to it under the Credit Agreement or any other Credit Document.

5. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms and conditions of the Credit Agreement shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof. This Amendment is limited as written and shall not be deemed (i) to be an amendment of or a consent under or waiver of any other term or condition of the Credit Agreement or (ii) to prejudice any right or rights which the Lenders now have or may have in the future under or in connection with the Credit Agreement or such other agreements.

6. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower makes the following representations and warranties to the Lenders, which shall survive the execution and delivery hereof:

(i)

The execution and delivery of this Amendment has been authorized by all necessary corporate action on its part, this Amendment has been duly executed and delivered by it, and this Amendment and the Credit

Agreement, as amended hereby, constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii)	Except as set forth in the Waiver Letter (as defined below), no Event of Default has occurred and is continuing under the Credit Agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such an Event of Default; and

(iii)	The representations and warranties set forth in the Credit Agreement and the other Credit Documents are true and correct as of the date hereof in all material respects.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all which when taken together shall constitute one and the same agreement.

8. Governing Law. This Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

9. Conditions Precedent. This Amendment shall not be effective until (1) the Agent shall have received counterparts of this Amendment, duly executed by all of the parties hereto, (2) the Agent shall have received new Revolving Credit Notes for Wachovia and BOA substantially in the term of EXHIBIT A-1 and A-2, respectively, in each case duly executed by the Borrower, (3) the Agent shall have received a Security Agreement restating the grant of the security interest granted to the Agent (for the benefit of the Lenders) set forth in the April 6, 2006 Letter Agreement, and all matters incidental thereto set forth in said letter, (4) the Agent shall have received a fully executed copy of the Waiver Letter dated as of even date herewith (the “Waiver Letter”) regarding certain defaults under the Credit Agreement, (5) the Agent shall have received an opinion of counsel to Borrower regarding the due authorization, execution and delivery of this Amendment and the above referenced security agreement, and such other matters as the Agent may require, and otherwise in form and substance satisfactory to it, (6) the Agent shall have received secretary certificates, incumbency certificates and good standing certificates for the Borrower and the Guarantors substantially the same as the like items delivered by the Borrower pursuant to Section 5.01(a)(iv), (vi) and (vii) of the Credit Agreement, (7) the Borrower shall have paid to the Agent for the ratable account of Wachovia and BOA a non-refundable waiver and modification fee of $100,000, and (8) the Borrower shall have paid all reasonable fees and expenses of the Agent’s counsel incurred in connection with the preparation, negotiation, execution and delivery and review of this Amendment.

10. Execution Certification. The parties hereto certified that this Amendment was executed and delivered in the State of New Jersey,

11. OFAC Provisions. None of the Borrower, any Guarantor, any Subsidiary of the Borrower or any Guarantor nor any affiliate of the Borrower or any Guarantor is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

12. Patriot Act Notice. To help combat the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account with any such institution. For purposes of this Section, account shall be understood to include loan accounts related to the Facilities.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

Borrower:

WITNESS OR ATTEST		HOOPER HOLMES, INC.

By:	/s/ Robert Jewett	By:	/s/ Joseph A. Marone
	Name: Robert Jewett		Name: Joseph A. Marone
	Title: Senior Vice President, General Counsel & Secretary		Title: VP and Acting CFO

Lenders:

WACHOVIA BANK, NATIONAL BANK, (formerly known as First Union National Bank) As Agent and Lender

		By:	/s/ James J. Petronchak
Name: James J. Petronchak
Title: SVP

BANK OF AMERICA, N.A. (formerly known as Fleet National Bank), As Documentation Agent and Lender

		By:	/s/ Laura H. McAulay
Name: Laura H. McAulay
Title: Senior Vice President

BROWN BROTHERS HARRIMAN & CO. As a former Lender and as to the matters set forth in Section 4 only

		By:	/s/ J. Edward Hill
Name: J. Edward Hill
Title: Managing Director

[SIGNATURE PAGE CONTINUES]

THIS AMENDMENT IS ACKNOWLEDGED AND CONSENTED TO
WITNESS OR ATTEST		HOOPER INFORMATION SERVICES, INC. As Guarantor

By:	/s/ Robert W. Jewett	By:	/s/ Joseph A. Marone
	Name: Robert W. Jewett		Name: Joseph A. Marone
	Title: Senior VP, General Counsel & Secretary		Title: VP & Acting CFO

HOOPER EVALUATIONS, INC. (d/b/a D&D Associates, Allegiance Health, Michigan Evaluation Group and Medimax)

		By:	/s/ Joseph A. Marone
Name: Joseph A. Marone
Title: VP & Acting CFO

HERITAGE LABS INTERNATIONAL LLC

		By:	/s/ Joseph A. Marone
Name: Joseph A. Marone
Title: VP & Acting CFO

HOOPER DISTRIBUTION SERVICES, LLC.

		By:	/s/ Joseph A. Marone
Name: Joseph A. Marone
Title: VP & Acting CFO

MID-AMERICA AGENCY SERVICES, INC.

		By:	/s/ Joseph A. Marone
Name: Joseph A. Marone
Title: VP & Acting CFO

TEG ENTERPRISES, INC.

		By:	/s/ Joseph A. Marone
Name: Joseph A. Marone
Title: VP & Acting CFO

SCHEDULE A

REVOLVING CREDIT COMMITMENTS

LENDER	REVOLVING CREDIT COMMITMENT	PRO RATA SHARE
Wachovia Bank, National Association	$8,250,000	55%
Bank of America, N.A.	$6,750,000	45%
Total Commitments:	$15,000,000

ANNEX I

(REVISED AS OF 4/25/06)

BORROWER TO PROVIDE